Exhibit 99.1

December 30, 2011

Contact:	Stephen P. Theobald
Executive Vice President and
Chief Financial Officer
(757) 217-1000

GATEWAY BANK WINS “BEST BANK” AWARD

Readers of Elizabeth City, NC Daily Advance Recognize Gateway Bank for
Outstanding Service

Norfolk, Virginia, December 30, 2011:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for The Bank of Hampton Roads (“BHR”) and Shore Bank, today announced that Gateway Bank & Trust Co. (“Gateway Bank”), a division of BHR, has been voted “Best Bank” by the readers of the Elizabeth City, North Carolina Daily Advance as part of the publication’s 2011 Annual Readers’ Choice Outstanding Service Awards.  Gateway Bank also received this award in 2010 and 2008.  The complete results of the 2011 awards will be included in a special section in the December 30th edition of the Daily Advance.

Donna W. Richards, BHR President, Virginia/North Carolina, said, “We are very gratified to be selected again for the “Best Bank” award by the readers of the Daily Advance.  We work hard to meet the financial services needs of families and businesses in our communities and appreciate the support of our customers.”

George E. Thomas, Jr., Albemarle Market President, said, “Over the last 13 years, we have established a strong presence in Elizabeth City and other communities in North Carolina, thanks to the hard work of our employees and the loyalty of our customers.  We are honored to win this award, and to be recognized – once again – as a trusted member of the communities we serve.”

About Hampton Roads Bankshares
Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company's primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the "Banks").  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through seven banking offices, ATMs and a recently opened loan production office in West Ocean City, Maryland. Through various affiliates, the Banks also offer mortgage banking services and investment products. Shares of the Company's common stock are traded on the NASDAQ Global Select Market under the symbol "HMPR." Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.
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